Exhibit 10.19

AMENDMENT NO. 1 TO OPERATING SERVICES AGREEMENT

THIS AMENDMENT NO. 1 TO OPERATING SERVICES AGREEMENT (this “Amendment”), dated as of April 27, 2010, is made by and between Starkist Co., a Delaware corporation (“Buyer”), and Del Monte Corporation, a Delaware corporation (“DMC”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Operating Services Agreement (as defined below).

WHEREAS, Buyer and DMC entered into that certain Operating Services Agreement dated as of October 6, 2008 (the “Operating Services Agreement”); and

WHEREAS, Buyer is obligated to make certain payments to H.J. Heinz Company, L.P. (“Heinz”) pursuant to that certain Foodservice Sales and Distribution Agreement dated as of May 1, 2007 by and between Heinz and DMC (the “Heinz Foodservice and Distribution Agreement”), as bifurcated pursuant to that certain Bifurcation and Partial Assignment and Assumption Agreement effective as of October 6, 2008 by and among Heinz, Buyer and DMC (the “Bifurcation Agreement”); and

WHEREAS, Buyer and DMC desire to amend the Operating Services Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Buyer and DMC hereby agree as follows:

1.	Heinz/Starkist Foodservice Agreement.

(a) Beginning as of October 6, 2008, and continuing until the earlier of (i) April 30, 2010 (the stated expiration date of the Heinz Foodservice and Distribution Agreement), and (ii) the date of an earlier termination of the Heinz Foodservice and Distribution Agreement, DMC shall reimburse (pursuant to Section 1(c) hereof) Buyer for 50% of the amount actually paid in cash by Buyer to Heinz for the “brokerage fee” required to be paid under Section 4(b)(i) of the Heinz Foodservice and Distribution Agreement (as bifurcated by the Bifurcation Agreement). Other than as expressly set forth above, DMC shall have no other obligation to reimburse, or pay on behalf of, Buyer for any other costs, fees, penalties or other payments incurred under the Heinz Foodservice Distribution Agreement.

(b) In furtherance of the foregoing, and to make certain other clarifications, the existing Schedule 1 to the Operating Services Agreement is hereby deleted in its entirety from the Operating Services Agreement and is hereby replaced with a new Schedule 1, in the form attached to this Amendment.

(c) In respect of any payments made by Buyer to Heinz prior to the date hereof that are required to be reimbursed by DMC pursuant to Section 1(a) above, such amounts shall be credited (i) first against outstanding Invoices (as defined below) and (ii) then against each subsequent Invoice until such reimbursement amounts are satisfied. In respect of payments made by Buyer to Heinz after the date hereof that are required to be reimbursed by DMC pursuant to Section 1(a) above, such amounts shall be credited against an Invoice for the period during which the “brokerage fee” was actually paid to Heinz by Buyer. For purposes of this Section 1(c), “Invoice” shall mean any invoice issued to Buyer by DMC pursuant to Section 4.1(b) of the Operating Services Agreement.

(d) Buyer and DMC acknowledge and agree that the Service Fees to be paid by the Buyer pursuant to the Operating Services Agreement shall be in respect of the net sales value (as used in the Operating Services Agreement, “NSV”) of all products sold by the Business, regardless of the sales channel through which such products are sold; and Buyer and DMC acknowledge and agree that the inclusion of products sold through channels other than the retail grocery channel in the definition of NSV shall not in any way imply that any services are to be provided in respect of such sales except as explicitly provided in the Operating Services Agreement. In furtherance thereof, the following sentence is hereby added to Section 1.1 (Definitions) of the Operating Services Agreement:

“NSV” shall mean the total net sales value of all products sold by the Business, regardless of the sales channel through which such products are sold; provided, however, that beginning May 1, 2010, NSV shall not include sales made through Heinz pursuant to a renewal of the Heinz Foodservice and Distribution Agreement or an agreement replacing the Heinz Foodservice and Distribution Agreement.

2.	Effect of Amendment; Other Agreements. Except as expressly provided for in this Amendment, all terms, conditions and obligations contained in the Operating Services Agreement are hereby confirmed and shall remain unchanged and in full force and effect. In the case of any inconsistency or conflict between the provisions of this Amendment and the provisions of the Operating Services Agreement, the provisions of this Amendment shall govern. All terms, conditions and obligations contained in each of the Heinz Foodservice and Distribution Agreement and the Bifurcation Agreement shall remain unchanged and in full force and effect. Buyer shall not amend, modify or supplement either the Heinz Foodservice Distribution Agreement or the Bifurcation Agreement without the prior written consent of DMC.

3.	Governing Law. This Amendment shall be construed in accordance with and governed by the internal laws of the State of Delaware (without giving effect to its choice of law principles).

4.	Counterparts; Effectiveness. This Amendment may be executed in two counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Amendment shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by all of the other parties hereto.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized, all as of the day and year first above written.

STARKIST CO.

By:	/s/ DONALD J. BINOTTO
Name:	Donald J. Binotto
Title:	President and Chief Executive Officer

DEL MONTE CORPORATION

By:	/s/ DAVID L. MEYERS
Name:	David L. Meyers
Title:	Executive Vice President, Administration and Chief Financial Officer

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO OPERATING SERVICES AGREEMENT]

SCHEDULE 1

Operating Services

CATEGORIES OF OPERATING SERVICES

LONG-TERM SERVICES

SALES SUPPORT:

In General

Complete Sales support across all existing Sales channels utilized by the Business. This includes management of retail broker relationships, use of dedicated retail brokerage support, shelf resets, payment of retail brokerage fees, and use of DMC’s dedicated customer teams.

In addition, until the earlier of (i) April 30, 2010 (the stated expiration date of the Foodservice Sales and Distribution Agreement dated as of May 1, 2007 by and between H.J. Heinz Company, L.P. (Heinz) and DMC), and (ii) the date of an earlier termination of the Heinz Foodservice and Distribution Agreement, DMC shall reimburse (pursuant to Section 1(c) of that certain Amendment No. 1 to the Operating and Services Agreement) Buyer for 50% of the amount actually paid in cash by Buyer to Heinz for the “brokerage fee” required to be paid under Section 4(b)(i) of the Heinz Foodservice and Distribution Agreement (as bifurcated by the Bifurcation and Partial Assignment and Assumption Agreement effective as of October 6, 2008 by and among Heinz, Buyer and DMC).

WAREHOUSING/TRANSPORTATION/DISTRIBUTION:

Any contractual benefits afforded to DMC through arrangements with third party warehousing/transportation/distribution providers (e.g., damages, product loss, loss tolerance rate, etc.) shall inure to the benefit of Buyer as it relates to warehousing contemplated by this Agreement.

Production Planning and Inventory Control

Production and deployment planning, including without limitation:

•   Set inventory safety stock levels based on demand and supply variability

•   Develop initial demand forecast

•   Develop production plans based on customer demand and inventory targets

•   Develop and execute deployment plans based on customer demand at the distribution centers

Transportation

Scheduling arrangements for shipment of finished goods via truck, rail or intermodal carrier from US Port to distribution warehouse; Scheduling arrangements for shipment of finished goods via truck, rail or intermodal carrier from U.S. co-packers to Distribution Centers; Scheduling arrangements for shipment of finished goods via truck, rail or intermodal carrier from Distribution Centers to other Distribution Centers; Scheduling arrangements for shipment of finished goods via truck, rail or intermodal carrier from Distribution Centers to Customers (utilizing DMC employees and 3rd party transportation providers); Deployment management

CATEGORIES OF OPERATING SERVICES

LONG-TERM SERVICES

Purchasing Support at Terminal Island	Support and contract management for all labeling and packaging materials (including the labeling elements) at Terminal Island facilities

Freight Cost Analysis and Payment	Responsibility of DMC staff through 3rd party transportation provider

Inventory Control (Warehousing)	Inventory Control for 3rd Party and Company owned DCs; reconciliation of 3rd party distribution center records to DMC Records; monthly Warehouse Cost Analysis and Payment performed by DMC employees

Warehousing of Finished Goods	• Storage service • Senior management oversight of warehousing • Inventory control • Warehouse Management • In-and-Out pallet handling • Case pick (for orders that are not comprised of full pallets)

Customer Service/Customer Financial Services

DMC’s Customer Service group will provide the following key services:

•   Process customer orders combining orders where required to optimize truck weights

•   Oversee Vendor Managed Inventory Programs for participating customers

•   Coordinate any changes to customer orders

•   Communicate order fulfillment status as necessary to customers

•   Process sample requests

DMC’s Customer Financial Services group will provide the following key services:

•   Verify customer credit vs. credit lines established for the Business

•   Initiate customer billings for product shipments

•   Manage trade accounts receivable including cash applications and collection of overdue accounts (Using Buyer’s lockbox network established for the Business)

•   Validate and clear trade promotion deductions against authorized trade promotion events

•   Seek recovery of invalid customer deductions

IT Services/Access

•   DMC will allow Buyer’s employees who perform their job function at a DMC office or factory located in the U.S. which is directly connected to the DMC wide-area network to access DMC’s transactional business systems at user headcount levels equivalent to DMC’s operations as of the Closing Date. In addition, DMC will allow up to ten (10) designated Buyer employees to remotely access the business reporting and analysis tools described in Schedule I-B, subject to Applicable Laws and applicable license restrictions.

CATEGORIES OF OPERATING SERVICES

LONG-TERM SERVICES

ADMINISTRATION:
Accounting/Finance	All Accounting/Finance functions associated with the Business include but are not limited to the functions as described below.

•   Prepare monthly revenue and expense allocations necessary to support generation of Profit and Loss statements by product line

•   Manage monthly financial statement close

•   Direct preparation of all required financial transactions to support accounting for inventory (production, adjustments and shipments), 3rd party co-pack operations and freight and warehousing costs

•   Oversee maintenance of subsidiary records required to prepare consolidated Profit and Loss Statement and Balance Sheet

•   Prepare monthly, quarterly and year-to-date Profit and Loss Statement, Balance Sheet and Cash Flow for the Business

•   Maintenance of necessary master files to support accounting and financial record-keeping.

•   Reconcile Balance Sheet accounts for U.S. Business Operations

•   Any other services that are customarily provided

Treasury	Cash management, wire transfers as approved and instructed by Buyer (through its authorized officer)

Accounts Payable	Process vendor invoices; travel expense reports and vendor payments for the Business consistent with past practice. Buyer to establish bank accounts for disbursements made on Buyer’s behalf to Vendors.

Customs Compliance

•   Provide Business’s product list/tariff classification database to Customs Broker; provide guidance to Customs Broker to facilitate clearance of StarKist products through U.S. Customs

•   Assist Buyer to implement pre-entry checklist and post entry audit procedures for Business (DMC SOP’s to be used as template)

•   Help coordinate special preference claim (e.g. ATPDEA) qualification/eligibility with Customs Broker along with any required NOAA certifications to facilitate accurate import entry

•   Assist Business with verification of Customs Broker import declaration of duties/fees/taxes associated with Business’s imports

•   Assist Buyer in establishing ACH duty payment process

CATEGORIES OF OPERATING SERVICES

LONG-TERM SERVICES

•   Assist Buyer in responding to and communicating with Customs, FDA and USDA regarding entries, requests for import information, etc. (e.g., CBPF 28’s, CBPF 29’s, redelivery notices, marking notices, liquidated damage claim notices, penalty notices, FDA notices, NMFS entry data etc.)

•   Assist Buyer in establishing CBP Reconciliation Program (DMC SOP’s to be used as a template)

•   Provide training to Buyer’s personnel in assist in the ultimate transition of clearance and compliance duties to Buyer